EXHIBIT 99

                                          Contact:   HCIA Inc.
                                                     Ms. Jean Chenoweth
                                                     (410) 895-7515

                                 PRESS RELEASE


                   HCIA SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                  LBA HEALTH CARE MANAGEMENT FOR $130 MILLION

Baltimore, July 22, 1996 -- HCIA Inc. (NASDAQ:HCIA) today announced that is has executed a definitive agreement to acquire LBA Health Care Management, Inc., a subsidiary of HealthVISION, INC., for $130 million. LBA is a health care information company that develops and markets information products that analyze and benchmark detailed clinical outcomes and labor productivity. Based in Denver, LBA's primary customers include hospitals and integrated delivery systems. LBA employs 162 staff and had revenues of approximately $7.4 million for the three months ended March 31, 1996.

HCIA plans to use its ICCS (trademark symbol) system to integrate the detailed clinical data collected by LBA from approximately 250 hospital-customers, resulting in a significant expansion of HCIA's ICCS-level data bases. Additionally, LBA, through its well-regarded clinical implementation staff, has developed methodologies for modifying clinical practice behavior and quantifying the resultant cost savings and quality-of-care improvements.

In order to acquire LBA, HCIA will acquire all of the capital stock of HealthVISION. Prior to the closing of the acquisition the business of HealthVISION not associated with LBA will be transfered to a newly formed corporation whose shares will be held by certain current stockholders of HealthVISION. The purchase price for the acquisition is approximately $130 million (which includes the payment of certain liabilities), of which $100 million is payable in cash and $30 million is payable through the delivery of 492,960 shares of common stock of HCIA. The transaction has received federal regulatory clearance and is expected to be completed by mid-August, subject to the approval of HealthVISION's stockholders. Stockholders representing in excess of a majority of HealthVISION's voting shares outstanding have agreed to vote in favor of the transaction.


The acquisition will be accounted for as a purchase transaction. HCIA expects to record a non-recurring charge of approximately $41.2 million in the quarter ending September 30, 1996 relating to the acquisition of in-process research and development. HCIA has obtained a bank commitment to fund the cash portion of the acquisition and plans to file a registration statement with the Securities and Exchange Commission to register the sale of approximately 2,000,000 shares of HCIA common stock by HCIA and approximately 217,000 shares of HCIA common stock by certain stockholders of HealthVISION. HCIA intends to utilize the proceeds of the planned offering to repay the bank financing incurred in connection with the acquisition.


"We are excited about the prospect of integrating LBA's specialized data bases, as well as our clinical methodologies and expertise with HCIA's industry-leading databases and software platforms," said Larry Byrne, Founder of LBA. "A combined HCIA-LBA product line should allow us to offer more comprehensive and sophisticated solutions that improve quality and efficiency by modifying clinical practice patterns," he added.

"The acquisition of LBA should strengthen HCIA's long-term position as a health care information content provider," said George D. Pillari, Chairman and CEO of HCIA. "The business combination should allow HCIA to continue to promote ICCS (trademark symbol)-based data standards and to fortify the Company's clinical implementation methodologies and staff," he added.

An investor's conference call is scheduled for 11:30 a.m. EDT Monday, July 22, 1996. Please contact Ms. Jean Chenoweth, Senior Vice President, Industry Relations at (410) 895-7515 for further information.

HCIA Inc. is a leading health care information content company that develops and markets clinical and financial decision support systems to hospitals, integrated delivery systems, managed care organizations, and pharmaceutical manufacturers. The Company's databases and products are used to benchmark clinical performance and outcomes, and to manage the cost and delivery of health care.

This press release, other than the historical financial information, consists of forward-look statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are (i) variations in quarterly results, (ii) development by competitors of new or superior products or entry into the market of new competitors, (iii) the Company's dependence on key personnel, (iv) management of the Company's growth and expansion, including assimilation of any potential acquisitions, (v) dependence on intellectual property rights, (vi) dependence on major customers, (vii) changes in the health care industry from both a regulatory and financial perspective, (viii) volatility of the Company's stock price and (ix) other risks detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                      ###

                                        Contact:     HCIA Inc.
                                                     Ms. Jean Chenoweth
                                                     (410) 895-7515


                     HCIA ANNOUNCES SECOND QUARTER RESULTS

BALTIMORE, MD, JULY 22, 1996--HCIA Inc. (NASDAQ: HCIA) today announced results for the second quarter and six months ended June 30, 1996. For the quarter, revenues increased 35 percent to $16.5 million and net income per share, before a one-time charge, increased 60 percent to $0.24, compared with the second quarter of 1995. For the six months ended June 30, 1996, revenues increased 46 percent to $30.7 million and net income per share, before the charge, increased 81 percent to $0.38. Including the charge, the Company had a net loss per share of $0.04 for the quarter and net income per share of $0.10 for the six months ending June 30, 1996.

HCIA recorded a one-time charge of $4.4 million in the second quarter related to the acquisition of in-process research and development associated with the previously announced acquisition of Response Healthcare Information Management, Inc.

Columbia/HCA Healthcare Corporation executed a three-year contract extension with HCIA. The new agreement provides Columbia/HCA with corporate licenses to portions of HCIA's DataBridge (trademark symbol) family of data-handling technologies, as well as licenses to several of HCIA's comparative databases. The Company also announced that it extended its contract with Amgen, Inc. through the end of 1997.

An investor's conference call is scheduled for 11:30 a.m. EDT Monday, July 22, 1996. Please contact Ms. Jean Chenoweth, Senior Vice President, Industry Relations at (410) 895-7515 for further information.

HCIA Inc. is a leading health care information content company that develops and markets clinical and financial decision support systems to hospitals, integrated delivery systems, managed care organizations, and pharmaceutical manufacturers. The Company's databases and products are used to benchmark clinical performance and outcomes, and to manage the cost and delivery of health care.

This press release, other than the historical financial information, consists of forward-look statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are (i) variations in quarterly results, (ii) development by competitors of new or superior products or entry into the market of new competitors, (iii) the Company's dependence on key personnel, (iv) management of the Company's growth and expansion, including assimilation of any potential acquisitions, (v) dependence on intellectual property rights, (vi) dependence on major customers,
(vii) changes in the health care industry from both a regulatory and financial perspective, (viii) volatility of the Company's stock price and (ix) other risks detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                     #####

                    Selected financial information follows.

                                                              (HCIA Logo)

                            HCIA Inc. and Subsidiaries
                         Condensed Summary Balance Sheet
                                 (in thousands)


                                         June 30, 1996      December 31, 1995
                                          (Unaudited)

Cash and short-term investments           $  26,139             $  26,470
Trade accounts receivable                    24,531                16,623
Total current assets                         53,837                45,329
Total assets                              $ 124,054             $ 108,401


Total current liabilities                 $  11,866             $   9,658
Total long-term liabilities                    --                     699
Stockholders' equity                      $ 112,188             $  98,044

                                                              (HCIA Logo)

                            HCIA Inc. and Subsidiaries
                         Condensed Summary of Operations
                                 (Unaudited)


                                             3 Months Ended    6 Months Ended
                                                 June 30           June 30
                                            1996       1995    1996       1995

                                          (in thousands except per share amount)

Revenue                                  $16,489      $12,256  $30,718  $21,005
Write-off of acquired in-process
   research and development costs           4,372          --    4,372       --
Operating income (loss)                     (763)       1,909    1,166    2,346
Income (Loss) Before Income Taxes
   and Minority Interest                    (539)       2,136    1,590    2,724
Benefit (Provision) for Income Taxes         212         (951)    (626)  (1,189)
Net Income (loss)                        $  (327)     $ 1,164  $   964  $ 1,507
Net Income (loss) per share              $ (0.04)     $  0.15  $  0.10  $  0.21
Weighted Average Shares Outstanding        9,153        7,804    9,549    7,173


In connection with the Response acquisition, the Company recorded a one-time charge related to acquired in-process research and development costs. Exclusive of this charge, operating income, net income and net income per share would have been $3,608,000, $2,339,000 and $0.24 for the three months ended June 30, 1996 and $5,538,000, $3,631,000 and $0.38 for the six months ended June 30,
1996.